Exhibit 99.1
John Powell

Curriculum Vitae

Seasoned business professional with an extensive career in real estate including significant experience in development, construction and mortgage lending, structured sale events, federal housing and community development programs, asset management and disposition, appraisal and brokerage. It includes tenure as an entrepreneur, manager, team leader, and as an independent professional.

Since 2004, Mr. Powell has been a principal of J Powell Group LLC, a Carrollton, Texas based management consulting firm.

Prior Career Experience

E3 Group, Inc., Dallas, TX (1998 - 2003)
Client Relationship Manager & Special Projects Manager
Managed the client service program for approximately 50 clients of a Professional Employer Organization (Staff Leasing Company). In addition, managed the real estate assets of the principals of the company.

Exchange Partners, Inc./MR&P International, Inc., Dallas, TX (1995 - 1998)
Principal/Senior Vice-President

Grubb & Ellis Asset Services Corporation, Dallas, TX (1994 - 1995)
Director, Real Estate Operations
For both Grubb & Ellis and Exchange Partners/MR&P International, directed all support functions associated with real estate auction events.

JANROSE Group, Inc., Dallas, TX (1990 - 1994)
Principal/Executive Vice-President
Directed the operations of a company that contracted with the Resolution Trust Corporation to provide services in support of the RTC’s owned real estate assets.

Metropolitan Financial Savings & Loan Association, Dallas, TX (1985 - 1990)
Real Estate Development & Construction Lending Manager
Directed development activities for an 1800 acre master-planned, upscale residential community. Also, managed a single family and multifamily residential construction loan program.

Self Employed, Dallas, TX (1982 - 1984)
Independent Commercial Real Estate Consultant

U.S. Department of Housing & Urban Development (1971 - 1982)
Held several positions in the FHA programs, including Regional Loan Management Officer which functioned as the principal FHA loan program advisor to the HUD Region VI Administrator? During the last four years, held the position of Director, Program Support Branch in the Community Development Block Grant program.

Self Employed, Houston, TX (Prior to 1971)
Independent real estate appraiser, property manager and broker